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[MEDAPHIS LOGO]

                                                                   EXHIBIT 99.1


MEDAPHIS
Medaphis Corporation
2700 Cumberland Parkway
Suite 300                                    Investor Contact: Caryn Dickerson
Atlanta, Georgia  30339                                        (770) 444-5348
                                             Media Contact:    Michael Sitrick
                                                               (770) 444-4476




               MEDAPHIS REVIEWING 1994-1996 SOFTWARE UNIT REVENUE
            RECOGNITION PRACTICE AS PART OF REFINANCING DUE DILIGENCE

        Earnings Announcement, Refinancing Package Delayed; Bank Waiver,
         Loan Extension Obtained; Company Says It Should Have Sufficient
                  Liquidity Pending Renegotiation of Financing

ATLANTA, GEORGIA - (October 27, 1997) - Medaphis Corporation (NASDAQ: MEDA) announced today that, in connection with its $250 million refinancing package, the Company and its independent auditors are evaluating certain revenue recognition matters in connection with the Company's Health Data Sciences Corporation subsidiary relating principally to fiscal years 1994, 1995 and 1996. The Company said the assessment is expected to be completed prior to the filing of its Form 10-Q for the quarter ended September 30, 1997. The Company intends to announce earnings for the third quarter concurrently with the filing of the Form 10-Q.

As a result of this additional assessment, Medaphis said it does not expect to complete the closing of the $250 million refinancing package on the previously announced timetable. The senior bank financing commitment letter, which is presently scheduled to expire on November 15, 1997, remains contingent upon customary conditions and completion of an offering of at least $125 million in senior subordinated notes. Medaphis said it has already obtained an extension agreement from the requisite lenders under its existing bank and lease finance facilities that extends its existing financing agreements through January 31, 1998. The Company has commenced discussions with its existing lending syndicate and other financing sources towards a longer term committed facility and increased liquidity.

Medaphis said it believes that with the current extension of and unused availability under its existing credit agreement, and the continuation of stringent cash management policies, Medaphis should have sufficient liquidity pending the satisfactory renegotiation prior to January 31, 1998 of the financing alternatives presently being pursued by the Company to resolve longer term liquidity needs. The Company noted that while it was hopeful such negotiations would be concluded on a satisfactory and timely basis, this could not be assured. Medaphis' existing bank facility has approximately $168 million in commitments, of which approximately $150 million is currently utilized, is secured by substantially all of the Company's assets and requires mandatory reduction of the commitments to $150 million on January 31, 1998 if the facility is otherwise outstanding on that date.


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Medaphis said it has also obtained a waiver agreement from the requisite lenders under its existing bank and lease finance facilities that provides for continued borrowing under the facilities in the event that the Company determines that a restatement of previously issued financial statements would be required, provided that the downward restatement in both total consolidated revenues and for financial periods subsequent to December 31, 1996 do not exceed specified amounts.

David E. McDowell, who was named Chairman and Chief Executive Officer of Medaphis in the fourth quarter of 1996, said that current assessment of revenue recognition matter for the era pre-dating current management's arrival at the Company is important to moving the Company's turnaround plan forward.

"We need to continue to understand the Company's recent history - its strengths and weaknesses - if we are to maximize the potential of this Company," Mr. McDowell said. "At the same time, we are concerned that these historical issues do not overshadow the progress that we are making on our turnaround plan including the good work being done by our employees and the support of our vendors and customers.

Commenting on the business, Mr. McDowell continued, "We have made excellent progress during 1997 in a number of areas, including our Physicians and Hospital Services business units. Important work has already been completed on the integration of the operations of HIT and BSG. However, Medaphis continues to be affected by a large volume of non-recurring expenses associated with the Company's recovery process."

Mr. McDowell said that he was grateful for the support of the Company's employees, customers, vendors and other stakeholders over the past several months and their continued support is essential to Medaphis achieving its goals.

"We would like to reach a stage in our turnaround efforts where the Company's improvements in its operating business will be paramount and not diminished by historical events and non-recurring expenditures," he said.

Medaphis is a leading provider of business management services and information products to healthcare providers, corporations and other organizations. Based in Atlanta, Georgia, Medaphis currently services approximately 20,700 physicians and 2,700 hospitals across the nation and more than 100 systems integration customers in industries including multi-unit retailing, energy, telecommunications, financial services, manufacturing and transportation.

This Press Release contains statements which constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" in this Press Release include the intent, belief or current expectations of the Company and members of its senior management team with respect to the timing of, completion of and scope of the current reassessment of accounting matters, bank financing, and the public or private offering of debt securities, debt and equity market conditions and the Company's future liquidity as well as the assumptions upon which such statements are based. Prospective investors are cautioned that any

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such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and the actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in the Press Release include, but are not limited to, adverse developments with respect to the Company's liquidity position or operations of the Company's various business units or difficulties in the integration of BSG and HIT, adverse developments in the Company's efforts to renegotiate its funding and adverse developments in the bank financing or public or private markets for debt or equity securities, or adverse developments in the timing or results of the Company's current reassessment of accounting matters. Additional factors that would cause actual results to differ materially from those contemplated within this Press Release can also be found in the Company's Safe Harbor Compliance Statement filed as Exhibit 99.1 to the Company's Form 10-Q for the quarter ended June 30, 1997.




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